Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ocean Bio-Chem, Inc. on Post- Effective Amendment No. 1 to Form S-8 (No. 333-176268) to be filed on or about April 5, 2017, of our report dated March 31, 2017 on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Post -Effective Amendment No. 1 to Form S-8.

/s/ EISNERAMPER LLP

Fort Lauderdale, Florida

April 5, 2017